Exhibit 99.1

IXYS Announces Results for the Quarter and Fiscal Year Ended March 31, 2013

Quarter End Highlights:

  Net revenues for the fourth quarter of fiscal year 2013 were $66.9 million, up 4.8% from the December 2012 quarter
  Eighth consecutive quarter of record cash

Year End Highlights:

  More than 30 new products launched
  Record cash level at $107.4 million
  Stock buyback of more than 700,000 shares
  Shareholder dividends paid during the year

MILPITAS, Calif.--(BUSINESS WIRE)--May 28, 2013--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced results for its fourth quarter and fiscal year ended March 31, 2013.

Net revenues for the fiscal year ended March 31, 2013 were $280.0 million, a decrease of 23.9% from record net revenues of $368.0 million in the prior fiscal year. Net income for the fiscal year ended March 31, 2013 was $7.6 million, or $0.24 per diluted share, as compared to net income of $30.3 million, or $0.93 per diluted share, in the prior fiscal year.

Cash and cash equivalents totaled $107.4 million at March 31, 2013, an increase of $8.3 million as compared to March 2012. The company announced its eighth consecutive quarter ending in record cash. This cash level was achieved even after the company purchased about 706,800 shares of its common stock for about $6.5 million during the fiscal year and after paying shareholder dividends.

“We are pleased to see our cash continue to grow to record levels despite economic challenges worldwide,” commented Dr. Nathan Zommer, Chairman and CEO. “During the year, we increased our focus on R&D and unified our global sales and marketing activities under the ‘World of IXYS’ campaign. We had a remarkable stream of more than 30 new product introductions that are well suited for our markets and are timely as we start to see the recovery of our business.”

Net revenues for the fourth quarter of fiscal 2013 were $66.9 million, up 4.8% sequentially from net revenues of $63.8 million in the immediately preceding quarter, and 23.3% lower as compared to net revenues of $87.2 million for the same quarter in the prior fiscal year.

Net loss for the fourth quarter of fiscal 2013 was $1.9 million, or $0.06 loss per diluted share, as compared to net income of $3.7 million, or $0.11 per diluted share, for the same quarter in the prior fiscal year. Excluding the impact of non-benefitted losses in certain tax jurisdictions and the write-down of certain investments in marketable securities, non-GAAP net income for the quarter ended March 31, 2013 would have been $862,000 or $0.03 per diluted share, as compared to net income of $3.7 million, or $0.11 per diluted share, for the same quarter in the prior fiscal year.

Gross profit for the fiscal year ended March 31, 2013 was $84.9 million, or 30.3% of net revenues, as compared to gross profit of $119.2 million, or 32.4% of net revenues, in the prior fiscal year.

Gross profit for the quarter ended March 31, 2013 was $18.1 million, or 27.1% of net revenues, as compared to gross profit of $29.8 million, or 34.2% of net revenues, for the same quarter in the prior fiscal year.

“A continued slow growth macroeconomic environment, with the debt crisis in Europe and GDP growth slowdown in Asian countries, has impacted sales across the semiconductor industry. We are not impervious to these issues, which have been further exacerbated by the higher tax rates we incurred during the March quarter,” said Uzi Sasson, President and CFO. “On a more optimistic note, we are beginning to see signs of a recovery in the marketplace and we expect revenues in the June 2013 quarter to be slightly higher than revenues for the March 2013 quarter. When markets rebound, IXYS’ tax strategies in favorable jurisdictions are expected to prove advantageous.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the fourth quarter of fiscal 2013, the company experienced losses in certain jurisdictions where statutory tax rates are lower than in the countries where the company’s principal operations occur. Adjusting the net loss in the March 2013 quarter to eliminate non-benefitted losses in certain tax jurisdictions results in a financial presentation for the company’s operations without the effect of the company’s structure intended to improve after-tax results over time. Adjusting the net loss in the March 2013 quarter to eliminate the write-down of certain investments in marketable securities results in a financial presentation for the company without the effect of certain write-downs that are not expected to reoccur. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because these effects are either believed to be temporary in nature or are not expected to reoccur. However, the non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to the start of the recovery of our business, the macroeconomic environment, the signs of recovery in the marketplace, our revenues in the June 2013 quarter, the rebounding of markets and our tax strategies in favorable jurisdictions. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and constraints, adverse changes in customer demand, declining economic conditions, reduced capital goods and infrastructure expenditures and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2012. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$107,430	$99,113
Accounts receivable, net	37,752	48,420
Other receivables	1,110	853
Inventories, net	83,829	86,240
Prepaid expenses and other current assets	4,875	6,081
Deferred income taxes	7,167	8,450
Total current assets	242,163	249,157
Plant and equipment, net	51,995	56,071
Other assets	13,128	13,053
Deferred income taxes	24,847	25,629

Total assets	$332,133	$343,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,458	$2,873
Current portion of notes payable to bank	15,956	1,696
Accounts payable	12,822	14,427
Accrued expenses and other current liabilities	16,992	22,023
Total current liabilities	48,228	41,019
Capitalized lease and other long term obligations, net of current portion	15,310	33,783
Pension liabilities	16,330	15,001
Total liabilities	79,868	89,803

Common stock	378	378
Additional paid-in capital	140,605	141,445
Retained earnings	115,718	110,194
Accumulated other comprehensive income	(4,436)	2,090
Stockholders' equity	252,265	254,107

Total liabilities and stockholders' equity	$332,133	$343,910

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net revenues	$66,884	$87,181	$280,014	$368,004
Cost of goods sold	48,770	57,340	195,134	248,760
Gross profit	18,114	29,841	84,880	119,244

Operating expenses:
Research, development and engineering	8,089	8,380	28,022	28,847
Selling, general and administrative	8,705	10,845	39,287	42,063
Amortization of intangibles	561	639	2,244	2,524
Restructuring and impairment charges	-	6,448	-	6,448
Total operating expenses	17,355	26,312	69,553	79,882
Operating income	759	3,529	15,327	39,362
Other income (expense), net	(722)	(337)	(645)	1,179
Income before income tax provision	37	3,192	14,682	40,541
Provision for income tax	1,942	(520)	7,034	10,235
Net income (loss)	$(1,905)	$3,712	$7,648	$30,306

Net income (loss) per share - basic	$(0.06)	$0.12	$0.25	$0.97

Weighted average shares used in per share calculation - basic	30,857	31,288	31,025	31,344

Net income (loss) per share - diluted	$(0.06)	$0.11	$0.24	$0.93

Weighted average shares used in per share calculation - diluted	30,857	32,382	31,695	32,496

GAAP reconciliation to non-GAAP financial measures
(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	31-Mar-13	31-Mar-12	31-Mar-13	31-Mar-12

Net (loss) income, as reported (GAAP)	$(1,905)	$3,712	$7,648	$30,306
Adjustment to GAAP net income (net of taxes)
Non-benefitted losses in certain tax jurisdictions	1,895		1,895
Write-down of certain investments in marketable securities	872		872
Non-GAAP net income	$862	$3,712	$10,415	$30,306

Net (loss) income per share-basic, as reported (GAAP)	$(0.06)	$0.12	$0.25	$0.97
Adjustment to GAAP net income (net of taxes)
Non-benefitted losses in certain tax jurisdictions	0.06		0.06
Write-down of certain investments in marketable securities	0.03		0.03
Net income per share-basic (non-GAAP)	$0.03	$0.12	$0.34	$0.97

Net (loss) income per share-diluted, as reported (GAAP)	$(0.06)	$0.11	$0.24	$0.93
Adjustment to GAAP net income (net of taxes)
Non-benefitted losses in certain tax jurisdictions	0.06		0.06
Write-down of certain investments in marketable securities	0.03		0.03
Net income per share-diluted (non-GAAP)	$0.03	$0.11	$0.33	$0.93

Weighted average shares used in per share calculation
Basic	30,857	31,288	31,025	31,344
Dilutive weighted average shares	597	1,094	670	1,152
Diluted	31,454	32,382	31,695	32,496

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO